EXHIBIT 99.1
LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR
THE QUARTER AND YEAR ENDED DECEMBER 31, 2022

Fourth Quarter 2022 Highlights
•Net income of $13.7 million, or $0.27 per diluted share
•Net interest margin of 2.01%
•Return on average assets and equity of 0.69% and 8.04%, respectively
•Noninterest expense to average assets of 1.00%
•Loan production of $281.4 million
•Weighted average coupon on loan originations increased by 22% to 5.68%
•Nonperforming assets to total assets of 0.08%
•Book value per share of $13.36
•Tangible book value per share of $13.30 (1)

	As of or For the Three Months Ended (2)
(Dollars in thousands, except per share amounts)	December 31, 2022	September 30, 2022	December 31, 2021
Performance Ratios
Return on average assets	0.69%	1.10%	1.30%
Return on average equity	8.04%	12.33%	14.08%
Net interest margin	2.01%	2.42%	2.57%
Efficiency ratio (1)	49.23%	33.61%	32.84%
Income Statement
Net interest income	$39,274	$45,474	$45,725
Net income	$13,689	$21,002	$23,383
Pre-tax, pre-provision net earnings (1)	$20,431	$30,367	$31,135
Diluted earnings per share	$0.27	$0.41	$0.45
Balance Sheet
Total loans	$7,010,445	$6,854,455	$6,297,420
Total deposits	$5,839,340	$5,794,380	$5,538,243
Net charge-off ratio	—%	—%	—%
Nonperforming assets to total assets	0.08%	0.05%	0.03%
Capital
Tier 1 leverage ratio	9.72%	9.99%	10.12%
Book value per share	$13.36	$13.25	$12.95
Tangible book value per share (1)	$13.30	$13.18	$12.88
Growth in tangible book value per share	0.87%	0.73%	2.34%
Dividend declared per share	$0.12	$0.12	$0.12

(1) See "Non-GAAP Reconciliation" table
(2) Unaudited, with the exception of total loans, deposits and Tier 1 leverage ratio as of December 31, 2021
SANTA ROSA, Calif. (January 24, 2023) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $13.7 million and $80.2 million, or $0.27 and $1.57 diluted earnings per common share (“EPS”), for the quarter and year ended December 31, 2022, respectively.

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm pleased to report our earnings for the fourth quarter. We remain focused on executing on our core fundamentals including strong credit underwriting, excellent customer service and efficient operations, as we work to manage the pressure on our margin resulting from the unprecedented rising interest rate environment. During the quarter, loans increased by $156 million, an annualized rate of 9%, and loan growth continued to benefit from the combination of organic loan originations and slowing prepayment speeds. The weighted average rate on newly originated loans increased to 5.68%, during the quarter, benefiting from the rise in interest rates, and helping to improve our quarterly loan yield to 4.08%, an increase of 38 basis points as compared to the linked quarter. However, given our liability sensitive balance sheet, the rapid rise in interest rates has had an even larger impact on our cost of funds, which rose by 89 basis points. As a result, our net interest margin declined by 41 basis points to 2.01% compared to 2.42% during the linked quarter. Although earnings are being compressed by the current rate environment, our strong capital standing, excellent credit quality and efficient operations position the Company to weather this economic period. At the end of the year, our nonperforming assets to total assets were 0.08%, while our quarterly ratio of noninterest expense to total average assets was 1.00%.”
Ms. Lagomarsino concluded, "We are making progress in terms of our proposed merger with Washington Federal, Inc. The expectation remains that the transaction will close in 2023 following the receipt of all requisite regulatory and shareholder approvals. As I have previously noted, we are excited by this strategic partnership and believe that the merger will create an even stronger regional bank than the sum of its parts.”

Income Statement
The Company reported net income of $13.7 million, or $0.27 EPS, for the three months ended December 31, 2022 compared to net income of $21.0 million, or $0.41 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $20.4 million for the three months ended December 31, 2022 compared to $30.4 million for the linked quarter.
Net Interest Income
Net interest income in the fourth quarter of 2022 was $39.3 million, a decrease of $6.2 million from the third quarter, primarily due to higher interest expense on our deposit portfolio, partially offset by higher interest income on loans. The increase in interest expense on deposits was due to higher interest rates, while the increase in loan interest income was due to an increase in the average balance and interest rate of loans, as well as higher income earned on our interest rate swaps. As compared to the linked quarter, the average balance and cost of interest bearing deposits increased by $269.0 million and 100 basis points, respectively, while the average balance and yield on our loan portfolio increased by $193.7 million and 38 basis points, respectively.
As of December 31, 2022, the Company held swaps with an aggregate notional amount of $1.45 billion, carrying a weighted average fixed rate payment of 1.85%, while receiving a federal funds weighted average rate of 4.33%. In addition, during the current quarter, the Company entered into two new interest rate swap agreements with an aggregate notional amount of $400 million that have effective dates in February and April 2023. The Company's swaps provide a hedge against the interest rate risk associated with hybrid adjustable loans in their fixed period as well as fixed rate single family loans. The net hedging impact associated with our swaps is reported in interest income on loans.
Net interest margin for the fourth quarter of 2022 was 2.01% compared to 2.42% for the previous quarter. The decrease in our net interest margin reflects the net impact of an increase in the cost of interest bearing liabilities, partially offset by an increase in the yield on interest earning assets. During the fourth quarter, the cost of our interest bearing liabilities increased by 89 basis points primarily due to an increase in the cost of our deposits, while the yield on our interest earning assets increased by 44 basis points primarily due to an increase in our loan yield. Our net interest spread in the fourth quarter was 1.85%, a decrease of 45 basis points as compared to the linked quarter.
Noninterest Income
Noninterest income for the fourth quarter of 2022 was $971 thousand, an increase of $702 thousand compared to the third quarter. The increase was primarily attributable to a slight increase in the fair value of equity securities during the current quarter compared to a decline in fair value in the prior quarter. Changes in fair value are primarily attributable to market interest rates. Noninterest income further benefited from a 100 basis point increase in the annualized dividend rate on our Federal Home Loan Bank of San Francisco ("FHLB") stock.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.

Noninterest Expense
Noninterest expense for the fourth quarter of 2022 was $19.8 million, an increase of $4.4 million compared to the linked quarter. The increase was predominantly due to a $3.2 million increase in compensation costs primarily due to a $1.6 million decline in capitalized loan origination costs due to lower loan origination volume and a $1.2 million increase in the accrual for post-employment related retirement benefits resulting from a decrease in long-term interest rates. Noninterest expense was also negatively impacted by $1.1 million of costs incurred in connection with our previously announced merger with Washington Federal, Inc ("Washington Federal"). Our efficiency ratio was 49.2% for the quarter ended December 31, 2022 compared to 33.6% for the previous quarter and was impacted by the increase in noninterest expense, as well as the decline in net interest income. At the end of the year, the Company reduced the size of its lending workforce with the expectation of a significant decline in loan volume for calendar 2023 related to higher interest rates and slowing real estate activity. At December 31, 2022, our loan pipeline was $57.4 million as compared to $231.8 million at the end of the prior quarter.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing, professional services and merger related costs.

Balance Sheet
Total assets at December 31, 2022 were $8.0 billion, an increase of $794.7 million, or 11.1%, from December 31, 2021. The increase was primarily due to a $713.0 million increase in loans as compared to prior year-end. Total liabilities were $7.3 billion at quarter end, an increase of $781.3 million, or 12.0%, from December 31, 2021. The increase in total liabilities was primarily attributable to a $456.5 million increase in FHLB advances and growth in our deposits of $301.1 million.
Loans
Total loans at December 31, 2022 were $7.0 billion, an increase of 11.3% compared to the prior year end. Loan growth during the year was driven by origination volume of $2.1 billion, partially offset by the early prepayment of loans. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 67.1% and 32.6%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid-adjustable rate multifamily residential and nonresidential commercial real estate loans and totaled $4.7 billion and $4.4 billion at December 31, 2022 and 2021, respectively. Our SFR loan portfolio totaled $2.3 billion and $1.9 billion, respectively, as of the same dates, and consisted primarily of hybrid-adjustable rate loans representing 85.9% and 84.4% of the total, respectively. The remaining portion of our SFR loan portfolio primarily consisted of 30-year fixed rate loans.

Selected Loan Data (1)	As of or For the Three Months Ended			As of or For the Years Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Loan Yield
IPL Portfolio	4.07%	3.75%	3.83%	3.83%	3.74%
SFR Loan Portfolio	4.08%	3.56%	2.75%	3.33%	2.83%
Loan Originations
IPL Portfolio	$108,978	$296,296	$315,742	$1,218,404	$1,284,311
SFR Loan Portfolio (2)	$166,694	$231,249	$175,987	$881,290	$768,614
Weighted Average Coupon on Loan Originations
IPL Portfolio	5.02%	4.31%	3.26%	3.74%	3.34%
SFR Loan Portfolio (2)	6.03%	5.06%	2.98%	4.33%	3.18%
Prepayment Speeds
IPL Portfolio	4.98%	16.02%	25.80%	16.99%	23.14%
SFR Loan Portfolio	6.59%	15.24%	36.09%	22.38%	39.56%
Weighted Average Months to Repricing
IPL Portfolio	34.8	36.7	34.4	34.8	34.4
SFR Loan Portfolio	84.1	88.0	87.3	84.1	87.3

(1) The table above excludes loan data related to construction loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million, with a weighted average coupon rate of 2.31%, in February 2021, which is excluded from our loan originations for the year ended December 31, 2021 and the weighted average coupon on loan originations above.

During the three months ended December 31, 2022, the Company's internal production of new loans was $281.4 million, a decrease of $248.8 million, or 46.9%, as compared to the linked quarter. During the quarter, the weighted average coupon on IPL and SFR loan originations increased by 71 and 97 basis points, respectively, compared to the linked quarter due to the current rising interest rate environment.
During the current quarter, IPL yields increased 32 basis points compared to the prior quarter due to a $2.5 million increase in income earned on interest rate swaps, as well as the origination of new loans at higher interest rates. IPL prepayment speeds continued to decline during the current quarter as the increase in interest rates has slowed refinance activity. The interest rate on the prepayment and other principal reduction of IPL loans was 4.16% and 3.95% for the quarters ended December 31, 2022 and September 30, 2022, respectively.
During the three months ended December 31, 2022, SFR portfolio yields increased by 52 basis points compared to the linked quarter primarily due to the origination of new loans at substantially higher rates throughout the year, and to a lesser extent, a $1.3 million increase in income earned on a swap that hedges a pool of fixed rate SFR loans. Consistent with the IPL discussion above, SFR loan portfolio prepayment speeds decreased during the current quarter due to rising market interest rates. The interest rate on the prepayment and other principal reduction of SFR loans was 4.23% and 3.60% for the quarters ended December 31, 2022 and September 30, 2022, respectively.
Asset Quality
Nonperforming assets totaled $6.5 million, or 0.08% of total assets, at December 31, 2022 compared to $2.3 million, or 0.03% of total assets, at December 31, 2021. The increase in nonperforming assets was primarily due to one previously classified loan that was moved to nonaccrual status during the current quarter. Classified loans, which includes loans graded Substandard and of greater risk, totaled $18.9 million and $12.1 million at December 31, 2022 and 2021, respectively. Criticized loans, which includes loans graded Special Mention and classified loans, were $22.3 million at December 31, 2022 compared to $16.7 million at December 31, 2021. The increase in criticized and classified loan balances during the year was primarily attributed to isolated credit related downgrades of several loans and is not thought to represent any particular declining credit trends in our loan portfolio. As compared to the linked quarter, classified loans decreased by $1.8 million, declining primarily as a result of the payoff of one adversely graded loan during the current quarter. As of December 31, 2022 and 2021, we had no real estate owned and we have not foreclosed on any collateral since 2015.
During the three months ended December 31 and September 30, 2022, the Company recorded loan loss provisions of $650 thousand and $500 thousand, respectively. The provisions recorded during the current and linked quarters were primarily related to loan growth. Our allowance for loan losses to total loans was 0.52% at December 31, 2022 compared to 0.53% and 0.56% at September 30, 2022 and December 31, 2021, respectively. The allowance for loan losses and the provisions for loan losses recognized were determined based on the incurred loss methodology. The Company adopted the current expected credit loss ("CECL") allowance methodology on January 1, 2023. The impact of the adoption of CECL is still being evaluated but is not expected to have a material impact on our financial condition or results of operation.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $147.8 million at December 31, 2022 compared to $77.3 million at December 31, 2021, an increase of $70.5 million, or 91.2%. This increase was primarily due to a $18.2 million increase in the fair value of our swaps due to rising interest rates, an additional $17.8 million investment in CRA qualified activities, the recording of right-of-use assets related to the adoption of the new lease accounting standard on January 1, 2022, currently totaling $13.2 million, and a $11.7 million increase in deferred tax assets primarily related to the decline in the fair value of available for sale investment securities. The new lease standard requires lessees to record a right-of-use asset and lease liability for all long-term lease obligations.
Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment, lease right-of-use assets and tax related items.
Deposits
Deposits totaled $5.8 billion at December 31, 2022, an increase of $301.1 million, or 5.4%, from December 31, 2021. Brokered deposits increased $430.0 million, while retail deposits decreased $129.0 million from December 31, 2021. The increase in brokered deposits was generally utilized to support loan growth. During the year, as a result of the rising interest rate environment, we continued to see a change in customer preferences related to term deposits. Consequently, the proportion of non-maturity deposits within the portfolio decreased to 46.3% compared to 57.8% at December 31, 2021, while our portfolio of time deposits increased to 53.7% from 42.2% at December 31, 2021. Our cost of interest bearing deposits was 2.00% during the quarter ended December 31, 2022 compared to 1.00% during the linked quarter. As discussed above, the increase in our cost of interest bearing deposits compared to the prior quarter was predominantly due to rate increases in both retail and brokered deposits.
FHLB Advances
FHLB advances totaled $1.2 billion and $751.6 million at December 31, 2022 and 2021, respectively. The increase in FHLB advances was primarily utilized to fund loan growth. At December 31, 2022, the weighted average interest rate and weighted average remaining maturity of FHLB advances outstanding was 2.64% and 1.7 years, respectively, compared to 1.68% and 2.3 years, respectively, at December 31, 2021. The increase in the weighted average interest rate was due to the general rise in interest rates during the year ended December 31, 2022.
Other Liabilities
Other liabilities totaled $88.0 million at December 31, 2022 compared to $64.4 million at December 31, 2021, an increase of $23.6 million, or 36.6%. The increase primarily relates to the recognition of lease liabilities related to the adoption of the new lease accounting standard at the beginning of the year, currently totaling $13.3 million, and a $6.0 million increase in unfunded commitments to support low income housing. See further discussion regarding the new lease standard above under "Prepaid Expenses and Other Assets".
Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, lease liabilities and accrued interest payable.
Capital
As of December 31, 2022, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	9.72%	9.99%	10.12%	N/A
Common Equity Tier 1 Risk-Based Ratio	16.80%	16.85%	17.09%	N/A
Tier 1 Risk-Based Capital Ratio	18.26%	18.33%	18.68%	N/A
Total Risk-Based Capital Ratio	19.14%	19.20%	19.61%	N/A
Tangible Stockholders' Equity Ratio (1)	8.52%	8.50%	9.28%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	10.74%	11.06%	11.13%	5.00%
Common Equity Tier 1 Risk-Based Ratio	20.19%	20.29%	20.54%	6.50%
Tier 1 Risk-Based Capital Ratio	20.19%	20.29%	20.54%	8.00%
Total Risk-Based Capital Ratio	21.07%	21.17%	21.47%	10.00%

(1) See "Non-GAAP Reconciliation" table
Stockholders’ equity totaled $682.5 million at December 31, 2022, an increase of $13.4 million, or 2.0%, compared to December 31, 2021. The increase in stockholders' equity was primarily due to net income of $80.2 million, partially offset by a decline in the fair value of available for sale investment securities, net of tax, of $34.3 million, dividends paid of $24.6 million and share repurchases of $9.7 million during the year ended December 31, 2022. The $20.0 million share repurchase plan, initiated in November 2020, was completed during the second quarter of 2022.
Given the pending merger with Washington Federal, and the desire to preserve capital in the current uncertain economic environment, the Company’s Board of Directors has decided to suspend quarterly cash dividends.

Suspending Earnings Calls
On November 13, 2022, the Company and Washington Federal announced the signing of a definitive merger agreement pursuant to which Washington Federal will acquire the Company. As such, the Company will be suspending quarterly earnings conference calls to discuss the Company's financial results.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $8.0 billion, total loans of $7.0 billion and total deposits of $5.8 billion as of December 31, 2022. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication and the related management commentary contain, and responses to investor questions may contain, forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control and involve a number of risks and uncertainties. Accordingly, we caution you that any such forward-looking statement is not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including, but not limited to, the following: interest rate, liquidity, economic, market, credit, operational, inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to retain deposits and attract new deposits and loans and the composition and terms of such deposits and loans; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market or turbulence or uncertainty in domestic or foreign financial markets; any failure to adequately manage the transition from LIBOR as a reference rate; changes in the level of our nonperforming assets and charge-offs; the adequacy of our allowance for loan losses; our management of risks inherent in our real estate loan portfolio, including the seasoning of the portfolio, the level of non-conforming loans, the number of large borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure; significant market concentrations in California and Washington; the occurrence of significant natural or man-made disasters (including fires, earthquakes and terrorist acts), severe weather events, health crises and other catastrophic events; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; political instability or the effects of war or other conflicts, including, but not limited to, the current conflict between Russia and Ukraine; the announced merger with Washington Federal, including delays in the consummation of the merger or litigation or other conditions that may cause the parties to abandon the merger or make the merger more expensive or less beneficial; the impact that the announced merger may have on our ability to attract and retain customers and key personnel, the value of our shares, our expenses, and/or our ability to conduct our business in the ordinary course and execute on our strategies; the performance of our third-party vendors; fraud, financial crimes and fund transfer errors; failures, interruptions, cybersecurity incidents and data breaches involving the our data, technology and systems and those of our customers and third-party providers; rapid technological changes in the financial services industry; any inadequacy in our risk management framework or use of data and/or models; the laws and regulations applicable to our business, and the impact of recent and future legislative and regulatory changes; changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; our involvement from time to time in legal proceedings and examinations and remedial actions by regulators; increased competition in the financial services industry; and changes in our reputation. Other factors include, without limitation, those listed in our annual report on Form 10-K for the year ended December 31, 2021, including under the caption “Risk Factors” in Item 1A of Part I, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures
This news release and related management commentary contain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”), and, therefore, are considered non‐GAAP financial measures, including pre-tax, pre-provision net earnings, efficiency ratio, tangible assets, tangible stockholders’ equity, tangible book value per share and tangible stockholders’ equity to tangible assets. Our management uses these non‐GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations. We believe that these non‐GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and other companies, as well as demonstrate the effects of significant changes in the current period. We also believe that investors find these non‐GAAP financial measures useful as they assist investors in understanding our underlying operating performance and the analysis of ongoing operating trends. However, we acknowledge that our non-GAAP financial measures have a number of limitations. You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we use for the non-GAAP financial measures we disclose, but may calculate them differently. You should understand how we and other companies each calculate non-GAAP financial measures when making comparisons. Reconciliations of these non‐GAAP financial measures to the most directly comparable GAAP measures are provided in the tables below.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2022 (unaudited)	December 31, 2021
ASSETS
Cash and cash equivalents	$185,895	$138,413
Available for sale debt securities, at fair value	607,348	647,317
Held to maturity debt securities, at amortized cost	3,108	3,829
Equity securities, at fair value	10,340	11,693
Loans held-for-investment	7,010,445	6,297,420
Allowance for loan losses	(36,685)	(35,535)
Total loans held-for-investment, net	6,973,760	6,261,885
FHLB stock	32,694	23,411
Premises and equipment, net	13,661	16,090
Prepaid expenses and other assets	147,826	77,319
Total assets	$7,974,632	$7,179,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,839,340	$5,538,243
FHLB advances	1,208,147	751,647
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,785	94,662
Other liabilities	87,967	64,415
Total liabilities	7,292,096	6,510,824
Total stockholders' equity	682,536	669,133
Total liabilities and stockholders' equity	$7,974,632	$7,179,957

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2022 (unaudited)	September 30, 2022 (unaudited)	December 31, 2021 (unaudited)	December 31, 2022 (unaudited)	December 31, 2021
Interest and fee income:
Loans	$70,894	$62,366	$55,239	$243,805	$219,245
Investment securities	5,082	4,127	2,163	14,372	8,451
Cash and cash equivalents	1,964	547	62	2,776	223
Total interest income	77,940	67,040	57,464	260,953	227,919
Interest expense:
Deposits	29,465	14,085	6,722	56,483	35,612
FHLB advances	6,833	5,346	3,190	18,904	14,535
Junior subordinated deferrable interest debentures	794	560	252	2,015	1,015
Senior debt	1,574	1,575	1,575	6,297	6,298
Total interest expense	38,666	21,566	11,739	83,699	57,460
Net interest income before provision for loan losses	39,274	45,474	45,725	177,254	170,459
Provision for (reversal of) loan losses	650	500	(1,800)	1,150	(10,800)
Net interest income after provision for loan losses	38,624	44,974	47,525	176,104	181,259
Noninterest income	971	269	636	1,660	1,886
Noninterest expense	19,814	15,376	15,226	64,027	59,145
Income before provision for income taxes	19,781	29,867	32,935	113,737	124,000
Provision for income taxes	6,092	8,865	9,552	33,539	36,247
Net income	$13,689	$21,002	$23,383	$80,198	$87,753
Basic earnings per common share	$0.27	$0.41	$0.46	$1.58	$1.70
Diluted earnings per common share	$0.27	$0.41	$0.45	$1.57	$1.70

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			For the Years Ended
(Dollars in thousands except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
PERFORMANCE RATIOS
Return on average:
Assets	0.69%	1.10%	1.30%	1.06%	1.22%
Stockholders' equity	8.04%	12.33%	14.08%	11.84%	13.64%
Efficiency ratio (1)	49.23%	33.61%	32.84%	35.79%	34.32%
Noninterest expense to average assets	1.00%	0.80%	0.85%	0.85%	0.82%
Loan to deposit ratio	120.06%	118.29%	113.71%	120.06%	113.71%
Average stockholders' equity to average assets	8.56%	8.90%	9.23%	8.98%	8.96%
Dividend payout ratio	44.84%	29.23%	26.57%	30.71%	21.02%
YIELDS/RATES
Yield on loans	4.08%	3.70%	3.51%	3.68%	3.47%
Yield on investments	3.18%	2.43%	1.28%	2.19%	1.29%
Yield on interest earning assets	4.00%	3.56%	3.23%	3.52%	3.20%
Cost of interest bearing deposits	2.00%	1.00%	0.48%	1.02%	0.66%
Cost of borrowings	2.84%	2.42%	2.19%	2.44%	2.13%
Cost of interest bearing liabilities	2.15%	1.26%	0.73%	1.26%	0.90%
Net interest spread	1.85%	2.30%	2.50%	2.26%	2.30%
Net interest margin	2.01%	2.42%	2.57%	2.39%	2.40%
CAPITAL
Total equity to total assets	8.56%	8.54%	9.32%
Tangible stockholders' equity to tangible assets (1)	8.52%	8.50%	9.28%
Book value per share	$13.36	$13.25	$12.95
Tangible book value per share (1)	$13.30	$13.18	$12.88
ASSET QUALITY
Net charge-offs	$—	$—	$—
Net charge-off ratio	—%	—%	—%
Nonperforming loans to total loans	0.09%	0.06%	0.04%
Nonperforming assets to total assets	0.08%	0.05%	0.03%
Allowance for loan losses to loans held-for-investment	0.52%	0.53%	0.56%
Allowance for loan losses to nonperforming loans	566.91%	940.86%	1,549.72%
Criticized loans	$22,348	$24,120	$16,694
Classified loans	$18,935	$20,689	$12,108
LOAN COMPOSITION
Multifamily residential	$4,532,312	$4,495,363	$4,210,735
Single family residential	$2,283,628	$2,159,384	$1,881,676
Commercial real estate	$172,258	$181,971	$187,097
Construction and land	$22,247	$17,737	$17,912
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$100,660	$148,658	$152,284
Interest bearing transaction accounts	$158,068	$169,019	$176,126
Money market deposit accounts	$2,446,239	$2,862,302	$2,874,692
Time deposits	$3,134,373	$2,614,401	$2,335,141

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	For the Three Months Ended			For the Years Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$19,781	$29,867	$32,935	$113,737	$124,000
Plus: Provision for (reversal of) loan losses	650	500	(1,800)	1,150	(10,800)
Pre-tax, pre-provision net earnings	$20,431	$30,367	$31,135	$114,887	$113,200
Efficiency Ratio
Noninterest expense (numerator)	$19,814	$15,376	$15,226	$64,027	$59,145
Net interest income	39,274	45,474	45,725	177,254	170,459
Noninterest income	971	269	636	1,660	1,886
Operating revenue (denominator)	$40,245	$45,743	$46,361	$178,914	$172,345
Efficiency ratio	49.23%	33.61%	32.84%	35.79%	34.32%

(Dollars in thousands except per share data)	December 31, 2022	September 30, 2022	December 31, 2021
Tangible Book Value Per Share
Total assets	$7,974,632	$7,921,584	$7,179,957
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,971,335	7,918,287	7,176,660
Less: Total liabilities	(7,292,096)	(7,244,915)	(6,510,824)
Tangible stockholders' equity (numerator)	$679,239	$673,372	$665,836
Period end shares outstanding (denominator)	51,073,272	51,074,605	51,682,398
Tangible book value per share	$13.30	$13.18	$12.88
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$679,239	$673,372	$665,836
Tangible assets (denominator)	$7,971,335	$7,918,287	$7,176,660
Tangible stockholders' equity to tangible assets	8.52%	8.50%	9.28%